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                                               Exhibit (11)(a) under Form N-14

                               August 15, 2003



Board of Trustees
ARK Funds
Two Portland Square
Portland, Maine  04101

Board of Trustees
VISION Group of Funds
5800 Corporate Drive
Pittsburgh, Pennsylvania 15237

      Re: Reorganization of each portfolio of ARK Funds, and certain portfolios of VISION Group of Funds, into a corresponding portfolio of VISION Group of Funds

Ladies and Gentlemen:

      We have acted as counsel to VISION Group of Funds, a Delaware statutory trust (the "VISION Trust"), in connection with the first closing described in paragraph 3.1 of, and Annex A to, the Agreement and Plan of Reorganization (the "Agreement"), dated as of June 16, 2003, among the VISION Trust, on behalf of its portfolios listed on Exhibit I and individually identified as an "Acquiring Fund" and collectively as the "Acquiring Funds", and also on behalf of its portfolios listed on Exhibit I and individually identified as an "Acquired VISION Fund" and collectively as the "Acquired VISION Funds"; ARK Funds, a Massachusetts business trust (the "ARK Trust"), on behalf of its portfolios listed on Exhibit I and individually identified as an "Acquired ARK Fund" and collectively as the "Acquired ARK Funds"; and, with respect to the commitments set forth in Sections 4.1(o) and 4.2(m) only, M&T Asset Management, a separately identifiable department of Manufacturers and Traders Trust Company. The Agreement provides for transactions (the "Reorganizations") involving the transfer of all of the assets, subject to the liabilities, of the Acquired ARK Funds, together with, in certain cases, all of the assets, subject to the liabilities, of the Acquired VISION Funds (each Acquired ARK Fund and Acquired VISION Fund, an "Acquired Fund" and, collectively, the "Acquired Funds") to a corresponding Acquiring Fund in exchange for shares ("Acquiring Fund Shares") of the class of that Acquiring Fund set forth on Exhibit I that are to be distributed pro rata to the shareholders of the Acquired Fund, for the consideration and subject to the conditions specified in the Agreement, followed by the termination of the Acquired Fund. Capitalized terms used and not defined herein have the meanings assigned in the Agreement.

      In rendering this opinion, we have reviewed the following documents and materials:

      A.    Executed counterparts of the Agreement.

      B. The Agreement and Declaration of Trust ("Trust Instrument") and the By-laws of the VISION Trust.

      C. Minutes of the meetings of the Board of Trustees of the VISION Trust, which provide for the authorization of the Agreement and authorization and issuance of Acquiring Fund Shares.

      D. The joint Proxy Statement/Prospectus, dated June 19, 2003 (the "Proxy Statement") circulated in connection with the Special Meeting of Shareholders of each Acquired Fund held on August 14, 2003.

      We have relied without investigation as to certain matters on the certificates of certain officers of the VISION Trust, and we have no actual knowledge that the certifications therein are inaccurate or incomplete. We have also relied on the written statements of governmental officials with respect to the good standing of the VISION Trust. We have assumed and, therefore, have not verified independently the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed the due authorization, execution and delivery of the Agreement by the ARK Trust on behalf of each Acquired ARK Fund. Other than our review of the documents set forth above, and documents known to us described in paragraph 6 below, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion, and we make no representations as to the scope or sufficiency of our document review for your purpose.

      The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors' rights and to general equitable principles, or any principles of public policy limiting the right to enforce indemnification provisions. In connection with the opinion expressed in paragraph 3 below with respect to the legality, validity and binding nature of the Agreement, we express no opinion as to the remedies conferred upon any party by the Agreement or the remedy which any court, other governmental body or agency or arbitrator may grant, impose or render.

      Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

      1. The VISION Trust is a statutory trust, validly existing under the laws of the State of Delaware and has the trust power to own all of its properties and assets and to carry on its business as described in the VISION Trust's current registration statement on Form N-1A.

      2. The VISION Trust is registered as an open-end management investment company under the Investment Company Act of 1940. To our knowledge, no order has been issued or proceeding instituted to suspend such registration.

      3. The Agreement has been duly authorized, executed, and delivered by the VISION Trust on behalf of each Acquiring Fund and is a valid and binding obligation of the Acquiring Fund, enforceable against each Acquiring Fund in accordance with its terms.

      4. Assuming that the Acquiring Fund Shares have been issued in accordance with the terms of the Agreement, Acquiring Fund Shares to be issued and delivered to each Acquired Fund on behalf of the Acquired Fund Shareholders, as provided by the Agreement, are duly authorized, and upon such delivery, will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of an Acquiring Fund has any preemptive rights with respect to Acquiring Fund Shares.

      5. The Registration Statement on Form N-14, of which the Proxy Statement forms a part, has been declared effective by the Securities and Exchange Commission on June 19, 2003 and to our knowledge, no stop order under the Securities Act of 1933 pertaining thereto has been issued. No consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the Acquiring Fund of the transactions contemplated herein, other than as may be required under the Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Company Act of 1940, which have been obtained, or under the securities or blue sky laws of any state, as to which we express no opinion.

      6. The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated therein will not, violate the VISION Trust's Trust Instrument or By-laws or breach or constitute a default under the express terms of any agreement or instrument set forth in a certificate of C. Grant Anderson, Secretary of the VISION Trust, listing all agreements and instruments of the VISION Trust of which he has knowledge, or result in the acceleration of (or entitle any party to accelerate) any obligation of the Acquiring Fund under any such agreement or instrument with respect to the express terms thereof, or result in a violation of any existing obligation of the Acquiring Fund under the express terms of any court order which, to our knowledge, without investigation, names the Acquiring Fund and is specifically directed to it or its property.

      The foregoing opinions are limited to federal law and (except with respect to the opinions in numbered paragraphs 3 and 6 above, which are limited to the laws of Delaware generally) the business trust statute of the State of Delaware, and are given only with respect to applicable federal and state laws, regulations or orders that are presently in effect. "Knowledge" and related terms used in this opinion are defined to mean the knowledge of attorneys currently with Reed Smith LLP who have devoted substantive attention to matters directly related to the Agreement and the Reorganizations. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied. This opinion is being provided to you only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

                                    Very truly yours,

                                    /s/ Reed Smith LLP